Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made by and between Weiguo Xu (“Consultant”) and Yosen Group (“Company”). Company and Consultant are collectively referred to herein as “parties,” in singular or plural usages, as required by context.

IT IS HEREBY AGREED AS FOLLOWS:

1.	Term.

This Agreement shall commence on January 1, 2014 (the “Start Date”) and Consultant shall provide the services detailed below for a period of 3 years from the Start Date (the “Expiration Date”). This Agreement may be extended or terminated sooner as provided below.

2.	Services To Be Provided.

Consultant will provide services relating to supply sourcing, negotiation with suppliers, logistics management, import and export compliances, international business development and other matters as determined by the Company. Consultant agrees to use his best efforts to promote Company’s interests, and to give Company the benefit of his experience, knowledge, and skills. Consultant undertakes to perform services in a timely and professional manner and to devote such time, attention and skill to his duties under this Agreement as may reasonably be necessary to ensure the performance of the Services to the Company.

Nothing herein shall be deemed to preclude Company from retaining the Services of other persons or entities undertaking the same or similar services as those undertaken by Consultant hereunder or from independently developing or acquiring materials or programs that are similar to, or competitive with, the services.

3.	Compensation.

In consideration of the performance of the Services, Company will issue Consultant 1,510,000 shares of the Company’s common stock.

4.	Expenses.

Consultant shall be responsible for all his expenses including but not limited to travel in connection with his work under this Agreement.

5.	Liability.

Company will indemnify and hold Consultant harmless from and against any and all liabilities incurred, brought or threatened to be brought or entered or enforced or conducted against Company or any of its Connected Persons which arise out of matters or transactions contemplated by or consequent upon Consultant or its engagement under the terms of this Agreement, except to the extent that those liabilities arise out of the willful default or gross negligence of Consultant, or, as the case may be, such connected persons. The Consultant shall not bind or commit Company to any third party agreements or arrangements or obligations without the explicit written consent of Company.

6.	Confidentiality

Consultant shall not disclose or appropriate to its own use, or to the use of any third party, at any time during or subsequent to the term of this Agreement, any secret or confidential information of Company or any of Company's affiliates or subsidiaries of which Consultant becomes aware during such period. Upon termination of this Agreement, Consultant shall promptly deliver to Company all manuals, letters, notes, data and all other material is of a secret or confidential nature that are under the control of the Consultant.

7.	Entire Agreement

This Agreement represents the entire agreement between the parties. No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall be effective unless the same shall be in writing and signed by the parties to this Agreement, and, in any case, such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

IN WITNESS WHEREOF, Company and Consultant have duly executed and delivered this Agreement as of the day first written above.

CONSULTANT	YOSEN GROUP, INC

Weiguo Xu	Zhenggang Wang

/s/ Weiguo Xu	/s/ Zhenggang Wang
Signature	Signature